Exhibit 99.2
— Data Presented at AUA Demonstrate PROVENGE Significantly
Prolongs Survival for Men with Advanced Prostate Cancer in Pivotal
Phase 3 IMPACT Study —
— Extended Median Survival by 4.1 Months and Increased 3-Year Survival by 38 Percent
Compared to Placebo —
— First Active Cellular Immunotherapy for Cancer to Prolong Survival —
— Company to Host Webcast at 5:30 pm ET —
CHICAGO and SEATTLE, April 28, 2009 — Dendreon Corporation (NASDAQ: DNDN) today announced that its pivotal Phase 3 IMPACT study of PROVENGE® (sipuleucel-T) in men with advanced prostate cancer met its primary endpoint of significantly improving overall survival compared to placebo. The data were presented at the American Urological Association (AUA) Annual Meeting.
The intent-to-treat analysis demonstrated that:
•	PROVENGE extended median survival by 4.1 months compared to placebo (25.8 months versus 21.7 months);

•	PROVENGE improved 3-year survival by 38% compared to placebo (31.7% versus 23.0%);

•	The IMPACT study achieved a p-value of 0.032, successfully exceeding the pre-specified level of statistical significance defined by the study’s design (p-value less than 0.043), and PROVENGE reduced the risk of death by 22.5% compared to placebo (HR=0.775); and

•	PROVENGE exhibited a favorable safety profile consistent with prior trials.
“These results confirm the clinical value of PROVENGE to prolong survival in patients with advanced prostate cancer. Moreover, it validates the longstanding but elusive aspiration to harness a patient’s own immune system to fight cancer,” said Philip Kantoff, MD, head of the prostate cancer program and chief of the division of solid tumor oncology at the Dana-Farber Cancer Institute and Harvard Medical School and a principal investigator of the IMPACT study.
PROVENGE is Dendreon’s investigational product candidate for men with advanced prostate cancer and represents the first in a new class of active cellular immunotherapies (ACI) specifically designed to engage the patient’s own immune system against cancer.
“The results from this landmark study confirm that PROVENGE prolongs survival with a favorable benefit to risk profile,” said Paul Schellhammer, MD, professor of urology at Eastern Virginia Medical School / Sentara medical group and a principal investigator of the IMPACT study. “The treatment effect on overall survival was clinically meaningful, robust and consistent across subpopulations, and the effect on long-term survival was particularly impressive. If approved, PROVENGE has the potential to fill a large unmet medical need and create a new paradigm using immunotherapy for the treatment of men with advanced prostate cancer.”

IMPACT was conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). Because the data meet the criteria and specifications outlined in its SPA agreement, Dendreon intends to file an amendment to its existing Biologic License Application in the fourth quarter of this year to gain licensure of PROVENGE.
“Today’s results confirm the potential for PROVENGE in prostate cancer and validate the potential of our pipeline of active cellular immunotherapy product candidates that may help patients who are diagnosed with other cancers,” said Mitchell H. Gold, MD, president and chief executive officer of Dendreon. “With these data, we will advance through the clearly defined regulatory process with the FDA to seek licensure of PROVENGE to fulfill our mission of serving these critically ill patients who currently have few appealing treatment options.”
“We are incredibly grateful to our clinical investigators, the scientific community, our employees, and, most importantly, the men with advanced prostate cancer who have participated in our clinical trials over the last decade and whose courage and contribution have significantly advanced the understanding and treatment of prostate cancer and the potential role of cancer immunotherapies,” added Dr. Gold.
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 186,320 new cases and approximately 28,660 men expected to die from the disease in 2008. Currently there are limited treatment options for men with advanced, metastatic prostate cancer.
IMPACT Study Detail and Additional Results
IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) was a 512-patient, multi-center, randomized, double-blind, placebo-controlled study evaluating men with asymptomatic or minimally symptomatic, metastatic, androgen-independent prostate cancer, and the primary endpoint was overall survival.
In addition to the results described above, the treatment effect was consistent across multiple patient subsets and remained consistent using the log rank test and an unadjusted Cox model (HR=0.766, p-value=0.023), and after adjustment for docetaxel use following investigational therapy (HR=0.763; p-value=0.036). Prostate cancer-specific survival also favored the PROVENGE arm (HR=0.772; p-value=0.036). Consistent with other trials in this patient population, PROVENGE did not significantly delay time to progression. The adverse events seen more commonly in PROVENGE-treated patients were chills, fever, and headache. These events were primarily low grade with a short duration of 1-2 days following infusion.
About PROVENGE
PROVENGE® (sipuleucel-T), an investigational product in development for men with androgen-independent prostate cancer, may represent the first product in a new class of active cellular immunotherapies (ACI). PROVENGE and other ACIs are uniquely designed to use live human cells to engage the patient’s own immune system with the goal of eliciting a specific long-lasting response against cancer.

Conference Call Scheduled for Today at 5:30 pm ET
Dendreon will host a conference call today at 5:30 pm ET. To access the live call, dial 1-877-675-4753 (domestic) or 719-325-4864 (international). The call also will be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 (domestic) or 719-457-0820 (international); the conference ID number is 6483399. The replay will be available from 8:00 p.m. ET on April 28, 2009 until midnight on April 29, 2009. In addition, the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact Information:
Investors:
Jennifer Cook Williams
Dendreon Corporation

(206) 829-1500
Media:
Barri Winiarski
WeissComm Partners
bwiniarski@wcpglobal.com
(914) 584-7468